SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 1999

Pricing Supplement No. 0178
(To Prospectus dated July 30, 1999 and
Prospectus Supplement dated August 13, 1999)


                                                     $

                            Xerox Credit Corporation


                        % Cash Exchangeable Equity-Linked

                          Notes Due September 15, 2006

                           ---------------------------


          The $ % Cash Exchangeable Equity-Linked Notes Due September 15, 2006 (the "Notes") of Xerox Credit Corporation (the "Company") will mature on the earlier of (i) September 15, 2006 (subject to extension in certain circumstances) and (ii) the Business Day immediately preceding any Delisting Date, but in no event later than September , 2006. Interest will be payable on the Notes at the per annum rate of % on each March 15 and September 15, commencing March 15, 2000.

          Subject to the Company's right to redeem the Notes prior to maturity, holders of the Notes at maturity will receive the Maturity Amount, which will be the higher of the principal amount of the Notes (plus accrued and unpaid interest, if any) and an amount determined with respect to the then current price of Xerox Corporation common stock. The Company may redeem the Notes at any time on or after September 16, 2002 at the higher of their principal amount, together with accrued and unpaid interest, if any, and an amount determined with respect to the then current price of Xerox Corporation common stock.

          Prior to maturity and assuming that the Company has not given notice of its election to redeem the Notes, Notes may be exchanged for an amount of cash equal to the product of the then current price of Xerox Corporation common stock and the Exchange Rate, which initially will be for each $1,000 principal amount of Notes. This represents an initial exchange price of $ per share of Xerox Common Stock. A Note may not be exchanged unless the amount of cash to be received equals or exceeds 105% of its principal amount.

          The Notes are represented by a global certificate registered in the name of Cede & Co. as nominee for The Depository Trust Company ("DTC"). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.



                          ---------------------------


                        Banc of America Securities LLC


                               September , 1999

                            XEROX CREDIT CORPORATION
                           Medium-Term Notes, Series G

---------------------------------------------------------------------------

                                     GENERAL

---------------------------------------------------------------------------


Title:      % Cash Exchangeable Equity-Linked
 Notes Due September 15, 2006
Principal Amount: $           , see Attachment for a description of the amount
     payable on the Maturity Date or upon an earlier repayment or redemption. Issue Price: 100% of Principal Amount (see below under "If as Principal" if
     Agent is acting as Principal)
Agent's Discount or Commission:  2%
Net proceeds to Company:  $         ,  98% of Principal
     Amount)
Original Issue Date (Settlement Date):  September   , 1999
Stated Maturity Date:  September 15, 2006, as may be
     extended or adjusted as described in the Attachment
Agent:  Banc of America Securities LLC
Agent's capacity:  / / As Agent
                         /X/ As Principal (see below)
     If as Principal:
     / / The Note is being offered at varying prices related to prevailing market prices at the time of resale.
     /X/ The Note is being offered at a fixed initial public offering price of 100% of Principal Amount.
Form:  /X/ Book Entry      / / Certificated
Specified currency:  U.S. Dollars
Authorized Denominations:  $1,000
     Integral Multiples in excess thereof:  $1,000
Indexed Notes /X/ Yes      / / No, see Attachment

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                                   INTEREST

---------------------------------------------------------------------------

/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon
     Note):
Fixed Rate of:     % per annum

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on each March 15 and September 15, commencing March 15, 2000, through and including the Maturity Date (each, an "Interest Payment Date"), and the Regular Record Date in respect of each Interest Payment Date will be the first day (whether or not a Business Day) of the month in which such Interest Payment

Date occurs subject, in each case, to adjustment as provided in the Attachment.

The date on which interest is payable (on each Interest Payment Date and at Maturity) will be subject to adjustment in accordance with:

/X/ the Following Business Day Convention.

The Fixed Rate Period End Date will be subject to:

/ / adjustment in accordance with the Following Business Day Convention.

/X/ no adjustment.

---------------------------------------------------------------------------

         EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION OF
                  MATURITY DATE, RESETS AND PAYMENT CURRENCY

---------------------------------------------------------------------------


Early redemption at Company's option:
     / / No                /X/ Yes, see Attachment

Early repayment at Holder's option:
     / / No                /X/ Yes, see Attachment

Option to extend Maturity Date:
     /X/ No, but see Attachment                               / / Yes

Option to reset interest rate:

     /X/ No                / / Yes


---------------------------------------------------------------------------

                                  ATTACHMENT

---------------------------------------------------------------------------


THE NOTES ARE EXCHANGEABLE SOLELY FOR CASH OR PAYABLE IN CASH AT MATURITY OR UPON REDEMPTION. THE NOTES DO NOT REPRESENT ANY RIGHT TO RECEIVE ANY XEROX CORPORATION ("XEROX") COMMON STOCK OR OTHER SECURITIES. THE PRICE OF XEROX COMMON STOCK SERVES SOLELY AS AN INDEX USED TO DETERMINE THE EXCHANGE AMOUNT, THE REDEMPTION AMOUNT OR THE MATURITY AMOUNT APPLICABLE TO THE NOTES.

THE NOTES ARE NOT ISSUED OR GUARANTEED BY XEROX. THE NOTES ARE NOT IN ANY WAY BACKED BY XEROX, OTHER THAN TO THE EXTENT OF THE SUPPORT AGREEMENT. XEROX WILL NOT RECEIVE ANY PROCEEDS OF THE NOTES OR ANY FEES OR ANY OTHER REMUNERATION IN CONNECTION WITH THE ISSUANCE OF, OR DURING THE LIFE OF,

THE NOTES. XEROX HAS AND HAS ASSUMED NO DUTY OR OBLIGATION OF ANY KIND TO A HOLDER OF A NOTE AS SUCH, OR TO THE COMPANY OR THEIR AFFILIATES IN CONNECTION WITH THE NOTES. XEROX MAY AT ANY TIME TAKE ACTION RELATING TO ITS BUSINESS OR OTHER INTERESTS THAT MAY BE ADVERSE TO HOLDERS OF THE NOTES.

     The % Cash Exchangeable Equity--Linked Notes Due September 15, 2006 of Xerox Credit Corporation will mature on the earlier of (i) September 15, 2006 (subject to extension upon the occurrence of certain Non-Trading Days (as defined below)) and (ii) the Business Day immediately preceding any Delisting Date (as defined below), but in no event later than September , 2006. The Stated Maturity Date may be extended as provided in "Description of the Notes-Maturity Amount" below. The "Delisting Date" will be the first date on which the Xerox Common Stock (as defined below to include successor entities) is not listed on any U.S. national securities exchange or U.S. national market system subject to last sale reporting or is permanently suspended from trading on each such securities exchange and market system on which it is then listed.

     Accrued interest will be included in the Maturity Amount or Redemption Amount paid at the Maturity Date (as defined in "Description of the Notes - Maturity Amount" below), Delisting Date or redemption date; provided, that no accrued interest shall be paid on a Note if the Maturity Amount or Redemption Amount, as applicable, is calculated in accordance with clause (B) of the definition thereof. If the Stated Maturity Date is extended, as provided under "Description of the Notes-Maturity Amount", the Notes will continue to accrue interest until the principal amount is paid at maturity and the final Interest Payment Date will be adjusted accordingly.

     On the Maturity Date or the Delisting Date, a holder of a Note that has not previously given a valid Exchange Notice will be entitled to receive an amount (the "Maturity Amount") equal to the higher of (A) the Principal Amount of such Note (together with the accrued and unpaid interest thereon, if any) and (B) the product of the Exchange Rate (as defined herein) and the average Closing Price per share of Xerox Common Stock for the five Trading Days ending on the second Business Day immediately prior to the Maturity Date or the Delisting Date, as the case may be.

     The Notes will be effectively repayable at the option of the holder thereof, since they may be exchanged, subject to certain limitations, at any time on or after October 18, 1999, into the cash Exchange Amount only (determined as provided herein under "Description of the Notes --Exchange Amount") at the option of the holder on any Exchange Notice

Date (as defined herein) by such holder giving written notice to the Calculation Agent on behalf of the Company (the "Exchange Notice") in the manner set forth herein. An Exchange Notice is not valid if the product of the Exchange Rate for the Note to be exchanged and the Closing Price of Xerox Common Stock on the Trading Day immediately prior to the Exchange Notice Date is less than 105% of the Principal Amount of the Note to be exchanged.

     The Notes may be redeemed, at the option of the Company, as a whole but not in part, at any time on or after September 16, 2002 at the higher of (A) the Principal Amount of such Note (together with the accrued and unpaid interest thereon, if any) and (B) the product of the Exchange Rate and the average Closing Price per share of Xerox Common Stock for the five Trading Days ending on the second Business Day immediately prior to the redemption date.

     Notwithstanding anything to the contrary contained in this Pricing Supplement, in no event will the Exchange Amount payable on an Exchange Payment Date, the Maturity Amount payable on the Maturity Date or the Delisting Date or the Redemption Amount payable on the redemption date be less than the Principal Amount of such Note.


                                 RISK FACTORS

     The Notes to which this Pricing Supplement relates are "Indexed Notes" as defined in the Prospectus Supplement and are subject to various risks, including, but not limited to, the following:


Payment upon Exchange

     If an Exchange Notice is given on an Exchange Notice Date at or after the Daily Deadline (as such capitalized terms are defined below under "Description of the Notes-Exchange Notice"), the Exchange Amount will be based upon the Closing Price per share of Xerox Common Stock on the Trading Day immediately following such Exchange Notice Date. Such Closing Price could be lower than the Closing Price on the Exchange Notice Date, as a result of which a holder of a Note will be entitled to receive on the Exchange Payment Date an amount less than the value of such Note on such Exchange Notice Date. No Exchange Notice may be given after the Daily Deadline on the Final Exchange Notice Date. See "Description of the Notes--Exchange Notice".

     An Exchange Notice is not valid if the product of the Exchange Rate for the Note to be exchanged and the Closing

Price of Xerox Common Stock on the Trading Day immediately prior to the Exchange Notice Date is less than 105% of the Principal Amount of the Note to be exchanged. To that extent, a holder of a Note will not be able to receive the Exchange Amount even though it is in excess of the Principal Amount of a Note.


Validity of an Exchange Notice

     To be valid an Exchange Notice in the form attached as Appendix I must be given precisely as required, and must be given through the facilities of DTC by the beneficial owner of the Notes to be exchanged. Exchange Notices must be given to the Calculation Agent which will provide copies to the Company and to the Trustee. Exchange Notices that do not conform to the requirements of the form of Exchange Notice attached hereto as Appendix I or which are delivered after the Daily Deadline on the Final Exchange Date (each as defined below) will not be valid. Accordingly, once the Notes have been called for redemption, an Exchange Notice may not be given. Any question as to the validity of an Exchange Notice will be determined by the Calculation Agent in its sole discretion. See "Description of the Notes--Exchange Notice". Copies of the Calculation Agency Agreement are available upon request from the Calculation Agent.


Relationship of Notes and Xerox Common Stock

     The Notes are exchangeable solely for cash and are payable in cash at maturity or upon redemption and do not represent any right to receive any Xerox Common Stock or other securities. The price of Xerox Common Stock serves solely as an index used to determine the Exchange Amount, the Redemption Amount or the Maturity Amount applicable to the Notes.

     The market price of the Notes may be affected by a variety of factors, including, without limitation, possible changes in interest rates. However, the market price of the Notes is expected to be affected primarily by changes in the price of Xerox Common Stock. As indicated under "The Xerox Corporation--Historical Information" below, the price of Xerox Common Stock has been volatile during certain recent periods. As the Exchange Amount, Maturity Amount and Redemption Amount are calculated by reference to the Closing Prices of Xerox Common Stock, the Exchange Amount, Maturity Amount and Redemption Amount of the Notes may be adversely affected by volatility in the price of Xerox Common Stock.

     Before, during and/or after the initial offering of the Notes, the Company will enter into arrangements related to Xerox Common Stock with a bank counterparty in order to meet the Company's obligations under the Notes. The bank counterparty is expected to purchase Xerox Common Stock near the time that the initial Exchange Rate is set. The bank counterparty may sell Xerox Common Stock during the time that exchange, redemption or maturity values are being determined. These purchases and sales may affect the price of Xerox Common Stock.

     Xerox may also recommence purchases under its Common Stock repurchase program. To the extent that the Company or Xerox or one or more of its subsidiaries has a position in arrangements related to Xerox Common Stock or Xerox recommences purchases under its Common Stock repurchase program, the Company or Xerox or one or more of its subsidiaries may reduce a portion of these arrangements or Xerox may repurchase its Common Stock at or about the time that the Maturity Amount, Redemption Amount or Exchange Amount on the Notes is being determined. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions and the aggregate amount of any such repurchases are likely to vary over time. The effect, if any, on the market price of Xerox Common Stock of such activities cannot be ascertained at this time.

     It is impossible to predict whether the price of Xerox Common Stock will rise or fall. Trading prices of Xerox Common Stock will be influenced by Xerox' financial results and prospects and by complex and interrelated political, economic, financial and other factors that can affect capital markets generally, the market segment of which Xerox Common Stock is a part and Xerox itself. See "Xerox Corporation" below.


Possible Illiquidity of Notes; Secondary Trading in the
Notes

     It is not possible to predict whether a secondary market for the Notes will develop or how the Notes will trade in any market that does develop. Banc of America Securities LLC intends, but is not obligated, to make a market in the Notes. The spread between bid and asked prices for Notes in any such market may be different than the spread between bid and asked prices for Xerox Common Stock.

Dilution

     The Closing Prices of Xerox Common Stock used to calculate the Exchange Amount payable on the Exchange Payment Date, the Maturity Amount payable on the Delisting Date or the Maturity Date and the Redemption Amount payable on the redemption date are subject to adjustment for certain events arising from stock splits and combinations, stock dividends, extraordinary cash dividends and certain other events that affect Xerox' capital structure. See "Description of the Notes--Anti-Dilution Adjustments" below. Such Closing Prices will not be adjusted for other events, such as offerings of Xerox Common Stock for cash or other consideration or an issuer tender or exchange offer at a premium to the then current market price, that may adversely affect the price of Xerox Common Stock and, therefore, adversely affect the trading price of the Notes. There can be no assurance that Xerox will not make offerings of Xerox Common Stock in the future or effect an issuer tender or exchange offer or take any other action which adversely affects the value of the Notes but does not result in an anti-dilution adjustment.


                           DESCRIPTION OF THE NOTES

Calculation Agent

     All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and the holders of Notes, and the Calculation Agent shall have no liability therefor. All results of any calculation of the Maturity Amount, the Redemption Amount or the Exchange Amount will be rounded, if necessary, to the nearest one-one-hundred- thousandth of a percent (with five one-millionths of a percentage point being rounded downward).


Maturity Amount

     The Notes will mature on the Stated Maturity Date, subject to extension as hereinafter described (such date of maturity as it may be extended is herein referred to as the "Maturity Date"). In the event that any of the five successive Business Days ending on the second Business Day prior to the Stated Maturity Date is not a Trading Day (a "Non--Trading Day"), the Stated Maturity Date will be extended one Trading Day for each such Non-Trading Day; provided, however, that in no event will the Maturity Date be later than September , 2006. The Notes will continue to accrue interest until the Principal Amount of the Notes is paid at maturity, which, in the event that the maturity of the Notes is extended as a result of a Non--Trading Day, will be payable to the holders of Notes on the date of extended maturity; provided, that no accrued interest shall be paid on a Note if the Maturity Amount is calculated in accordance with clause (B) of the definition of Maturity Amount in the next succeeding paragraph. The Calculation Agent shall notify each beneficial owner of a Note through the facilities of DTC of such extension of the Stated Maturity Date.

     On the Maturity Date, the holder of a Note that has not previously given an Exchange Notice as discussed below under "Exchange Notice" will be entitled to receive a principal amount (the "Maturity Amount") equal to the higher of
(A) the Principal Amount of such Note (together with the accrued interest thereon, if any) and (B) the product of the Exchange Rate and the average Closing Price per share of Xerox Common Stock for the five Trading Days ending on the second Business Day immediately prior to the Maturity Date (the "Averaging Period").

     Notwithstanding anything to the contrary contained in this Pricing Supplement, in no event will the Maturity Amount payable on the Maturity Date with respect to a Note be less than the Principal Amount of such Note.


Delisting of Xerox Common Stock

     If not previously repaid, the Notes will mature on the Business Day immediately preceding any Delisting Date. The amount to which the holder of a Note will be entitled if a Delisting Date occurs shall be calculated as described under "Description of the Notes--Maturity Amount", above, with the Delisting Date substituted for the Maturity Date. Notice of any Delisting Date will be given through the facilities of DTC by the Calculation Agent. Any questions relating to the occurrence of a Delisting Date will be resolved by the Calculation Agent in its sole discretion.


Interest

     Interest will accrue on the Principal Amount of the Notes at the rate per annum specified above from and including the Original Issue Date to but excluding the Maturity Date, Delisting Date or redemption date, as the case may be; provided, however, that, if any Note is exchanged into the Exchange Amount, no interest shall be deemed to have accrued on such Note from the Interest Payment Date immediately preceding the Exchange Payment Date to the Exchange Payment Date, and provided, further, that if the Maturity Amount or Redemption Amount is calculated in accordance with clause (B) of the definition thereof, no interest shall be deemed to have accrued and no interest shall be paid on such Note from the Interest Payment Date immediately preceding the Maturity Date, Delisting Date or redemption date, as applicable, to such date.


Exchange Notice

     Notes may be exchanged into the Exchange Amount (calculated in the manner set forth below) at the option of the holder thereof as follows: On any Trading Day (each such Trading Day being an "Exchange Notice Date") on or prior to the Trading Day prior to the first day of an Averaging Period and prior to the date on which notice has been given that the Notes will be redeemed (the "Final Exchange Notice Date"), the beneficial owner of a Note (if it is a DTC participant, or the DTC participant on whose books such Note is carried if the beneficial owner is not a DTC participant) may give notice to the Calculation Agent, who will provide copies to the Company and the Trustee, in writing (by hand c/o Banc of America Securities LLC, 9 West 57th Street, New York, New York or by facsimile at (212) 583-8208, in each case c/o Equity Financial Products Group) in the form attached hereto as Appendix I that such beneficial owner elects to exchange such Note or a specified portion thereof for the Exchange Amount. Notes may only be exchanged in a minimum amount of $1,000 and integral multiples of $1,000 in excess thereof. Such Exchange Notice will not be valid if the amount which is the product of the Exchange Rate for the Note or the portion thereof to be exchanged and the Closing Price of Xerox Common Stock on the Trading Day immediately prior to the Exchange Notice Date is less than 105% of the Principal Amount of the Note or portion thereof to be exchanged. No Exchange Notice will be accepted after the Daily Deadline on the Final Exchange Notice Date. Accordingly, once the Notes have been called for redemption, an Exchange Notice may not be given. The Calculation Agent will provide any beneficial owner of a Note, through the facilities of DTC, with information about the current delivery requirements for Exchange Notices upon request. If the delivery instructions for an Exchange Notice shall be changed, the Calculation Agent will notify each beneficial owner of a Note, through the facilities of DTC, of such revised delivery instructions. Exchange Notices must be given by facsimile or by hand delivery to the precise facsimile number or individuals specified by the Calculation Agent and should be confirmed by telephone at (212)583-8232. Once given, an Exchange Notice may not be withdrawn or revoked without the consent of the Calculation Agent. Any question as to the validity of an Exchange Notice or as to whether such notice has been properly and timely given will be resolved by the Calculation Agent in its sole discretion. Copies of the Calculation Agency Agreement are available upon request from the Calculation Agent.


Exchange Amount

     The amount that the holder of a Note will be entitled to receive upon exchange (the "Exchange Amount") will be determined as follows: (1) if the Exchange Notice is received before 12:00 noon New York City time (the "Daily Deadline") on any Exchange Notice Date, the Exchange Amount will be equal to the product of the Exchange Rate and the Closing Price per share of Xerox Common Stock on such Exchange Notice Date; and (2) if the Exchange Notice is received at or after the Daily Deadline on any Exchange Notice Date, the Exchange Amount will be equal to the product of the Exchange Rate and the Closing Price per share of Xerox Common Stock on the Trading Day immediately following such Exchange Notice Date. An Exchange Notice may not be given after the Daily Deadline on the Final Exchange Notice Date.

     On the third Business Day following the date on which the Closing Price used to calculate the Exchange Amount occurred (the "Exchange Payment Date"), the holder of a Note will be entitled to receive the Exchange Amount solely in cash. If a valid Exchange Notice has not been received before the Daily Deadline on the Final Exchange Notice Date, the holder will be entitled to receive the Maturity Amount on the Maturity Date.

     Notwithstanding anything to the contrary contained in this Pricing Supplement, in no event will the Exchange Amount payable on the Exchange Payment Date with respect to a Note be less than the Principal Amount of such Note.


Redemption by the Company

     The Notes are redeemable, at the option of the Company, as a whole but not in part, at any time on or after September 16, 2002 at the Redemption Amount, which shall equal the higher of (A) the Principal Amount of such Note (together with the accrued and unpaid interest thereon, if any) and (B) the sum of (x) the product of the Exchange Rate and the average Closing Price per share of Xerox Common Stock for the five Trading Days ending on the second

Business Day immediately prior to the redemption date, plus (y) an amount equal to the dividends (regular or extraordinary) that would have been received by a holder of the shares of Xerox Common Stock underlying a Note, who held such Xerox Common Stock on any record date occurring during the period commencing on the day that the Notes are called for redemption and ending on the second Business Day immediately prior to the redemption date (the "Redemption Amount").

     In the event that the Company exercises its option to redeem the Notes, the Company will give written notice to the holders of the Notes not less than 15 days nor more than 30 days prior to the redemption date. All notices of redemption will be made in the name, and at the expense, of the Company. Once the Notes have been called for redemption, an Exchange Notice may not be given.

     Notwithstanding anything to the contrary contained in this Pricing Supplement, in no event will the Redemption Amount payable on the redemption date with respect to a Note be less than the Principal Amount of such Note.


Anti-Dilution Adjustments

     The Closing Price of Xerox Common Stock on any of the Trading Days used to calculate the Maturity Amount, Redemption Amount or Exchange Amount shall be subject to adjustment by the Calculation Agent as described below to the extent that any of the events requiring such adjustment occurs during the period commencing on the date of this Pricing Supplement and ending on such Trading Day. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and the holders of Notes, and the Calculation Agent shall have no liability therefor.


Xerox Common Stock Dividends and Extraordinary Dividends and
Distributions

     In the event that a dividend or other distribution is declared (i) on any class of Xerox capital stock, payable in shares of Xerox Common Stock in an aggregate amount greater than 10% of the issued and outstanding shares of Xerox Common Stock on the date fixed for the determination of the shareholders of Xerox entitled to receive such stock dividend, (ii) on Xerox Common Stock payable in cash in an amount greater than 10% of the Closing Price of Xerox Common Stock on the date fixed for the determination of the shareholders of Xerox entitled to receive such cash dividend (an "Extraordinary Cash Dividend"), or (iii) on Xerox Common Stock payable in evidences of indebtedness or assets (including securities, but excluding any dividend or distribution covered by clause (i) or any Xerox Spin-Off described under "--Dissolution of Xerox; Mergers, Consolidations or Sales of Assets; Spin-Offs" below) (an "Extraordinary Distribution"), any Closing Price of Xerox Common Stock used to calculate the Exchange Amount, the Redemption Amount or the Maturity Amount on any Trading Day that follows the date (the "Xerox Record Date") fixed for the determination of the shareholders of Xerox entitled to receive such dividend or other distribution shall be increased by multiplying such Closing Price by a fraction of which the numerator shall be the number of shares of Xerox Common Stock outstanding on the Xerox Record Date plus the number of shares constituting such distribution or, in the case of any Extraordinary Cash Dividend or an Extraordinary Distribution, plus the number of shares of Xerox Common Stock that could be purchased with the amount of such Extraordinary Cash Dividend or the fair market value (as determined by the Calculation Agent whose determination shall be conclusive and binding) of the evidences of indebtedness or assets constituting such Extraordinary Distribution at the Closing Price on the Trading Day immediately subsequent to such Xerox Record Date, and the denominator shall be the number of shares of Xerox Common Stock outstanding on the Xerox Record Date.


Subdivisions and Combinations of Xerox Common Stock

     In the event that the outstanding shares of Xerox Common Stock are subdivided into a greater number of shares, the Closing Price of Xerox Common Stock used to calculate the Exchange Amount, the Redemption Amount or the Maturity Amount on any Trading Day that follows the date on which such subdivision becomes effective will be proportionately increased, and, conversely, in the event that the outstanding shares of Xerox Common Stock are combined into a smaller number of shares, such Closing Price of Xerox Common Stock will be proportionately reduced.


Reclassifications of Xerox Common Stock

     In the event that Xerox Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (except to the extent otherwise provided under "--Xerox Common Stock Dividends and Extraordinary Dividends and Distributions" and

"--Subdivisions and Combinations of Xerox Common Stock" above or pursuant to a Reorganization Event described under "--Dissolution of Xerox; Mergers, Consolidations or Sales of Assets; Spin-offs" below), the Maturity Amount, Redemption Amount or Exchange Amount will be calculated by using the aggregate Closing Prices of the shares of stock into which a share of Xerox Common Stock was changed on any Trading Day that follows the effectiveness of such change.

     As a result of the foregoing provisions, in the case of a reorganization or reclassification of Xerox Common Stock, the Closing Prices of one or more securities in addition to or in substitution for Xerox Common Stock may be used to calculate the Maturity Amount, Redemption Amount or Exchange Amount. For example, if Xerox Common Stock was reclassified into one share of Xerox Class A Common Stock and one share of Xerox Class B Common Stock, the Maturity Amount, Redemption Amount or Exchange Amount would be calculated by reference to the Closing Prices of Xerox Class A Common Stock and Xerox Class B Common Stock.


Dissolution of Xerox; Mergers, Consolidations or Sales of
Assets; Spin-offs.

     In the event of any (i) consolidation or merger of Xerox, with or into another entity (other than a consolidation or merger that does not result in a reclassification, conversion, exchange or cancelation of outstanding Xerox Common Stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of Xerox, (iii) liquidation, dissolution or winding up of Xerox, or (iv) any declaration of a distribution on Xerox Common Stock of the common stock of any subsidiary of Xerox (a "Xerox Spin-Off") (any of the events described in (i), (ii), (iii) or (iv), a "Reorganization Event"), for purposes of determining the Maturity Amount, Redemption Amount or Exchange Amount, the Closing Price of Xerox Common Stock on any Trading Day subsequent to, in the case of a Reorganization Event other than a Xerox Spin-Off, the effective time of such Reorganization Event or, in the case of a Xerox Spin-Off, the record date fixed for the determination of the shareholders of Xerox entitled to receive the securities distributed in such Xerox Spin-Off (the "Spin-Off Record Date") will be deemed to be the amount equal to (1) the value of the cash and other property (including securities) received by a holder of a share of Xerox Common Stock (assuming such holder of Xerox common Stock failed to exercise any rights of election and received per share the kind and amount received by a plurality of non-electing shares) in any such Reorganization Event (plus, in the case of a Xerox Spin-off, the value of a share of

Xerox Common Stock), and (2) to the extent that such holder obtains securities in any Reorganization Event, the value of the cash and other property received by the holder of such securities in any subsequent Reorganization Event. For purposes of determining any such Closing Prices, the value of (i) any cash and other property (other than securities) received in any such Reorganization Event will be an amount equal to the value of such cash and other property at the effective time of such Reorganization Event (as determined by the Calculation Agent whose determination shall be conclusive and binding), and
(ii) any property consisting of securities received in any such Reorganization Event will be an amount equal to the Closing Prices of such securities on any Trading Day following, in the case of a Reorganization Event other than a Xerox Spin-Off, the effective time of such Reorganization Event or, in the case of a Xerox Spin- Off, the Spin-Off Record Date.

     As a result of the foregoing provisions, in the case of certain Reorganization Events, the Closing Prices of the securities of a successor entity to Xerox or the Closing Prices of the securities of another issuer, including, for example, in the case of a Xerox Spin-Off, the Closing Prices of the distributed security, may determine the Maturity Amount, Redemption Amount or the Exchange Amount. For example, in the case of a stock for stock merger in which Xerox does not survive, the Maturity Amount payable on the Maturity Date or the Delisting Date, the Redemption Amount payable on the redemption date or the Exchange Amount payable on the Exchange Payment Date would be calculated by reference of the Closing Prices of a successor entity to Xerox on the relevant Trading Days.

     If any action would require adjustment of the Closing Price pursuant to more than one of the foregoing provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of a Note. No adjustment in the Closing Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Closing Price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     The Calculation Agent will promptly notify each beneficial owner through the facilities of DTC of any event requiring an adjustment and of the method of calculation to be used to make any dilution adjustment as described above.

Definitions

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange, Inc. ("NYSE") (or, if different, the principal securities exchange or national market system on which Xerox Common Stock is then listed) or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

     "Calculation Agent" means Banc of America Securities LLC.

     "Closing Price" means, with respect to any security on any date, the closing sale price or last reported sale price for the security on the principal national securities exchange (currently the NYSE for purposes of Xerox Common Stock) on which such security is listed for trading on such date or, in the event such security is not listed on any national securities exchange, on the National Market System of the NASD on any such date or, in the event such security is not quoted through the National Market System of the NASD on any such date, on such other U.S. national market system that is the primary market for the trading of such security, subject to adjustment as described under "Anti-Dilution Adjustments".

     "Delisting Date" means the first date on which the Xerox Common Stock is not listed on any U.S. national securities exchange or U.S. national market system subject to last sale reporting or is permanently suspended from trading (within the meaning of the Exchange Act, and the rules and regulations thereunder) on each such securities exchange and market system on which it is then listed, other than as a result of a Reorganization Event. The Company will promptly notify each beneficial owner (if it is a DTC participant, or the DTC participant on whose books such Note is carried if the beneficial owner is not a DTC participant) of the occurrence of a Delisting Date.

     "Exchange Rate" means, with respect to any Note, shares of Xerox Common Stock per $1,000 Principal Amount.

     "Trading Day" means, with respect to any security, a Business Day on which the security (A) is not suspended from trading on any U.S. national securities exchange or U.S. national market system during the last half hour of scheduled trading on such Business Day and (B) has traded at least once during the last half hour of scheduled trading on such Business Day on the U.S. national securities exchange or U.S. national market system that is the primary market for the trading of such security.

     "Xerox" means Xerox Corporation, a New York corporation, and any successor entity.

     "Xerox Common Stock" means the common stock, par value $1.00 per share of Xerox.


                               XEROX CORPORATION

Available Information

     Xerox is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Xerox can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W. (Room 1024), Judiciary Plaza, Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Such reports, proxy statements and other information concerning Xerox also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, One Financial Plaza, 120 South LaSalle Street, Chicago, Illinois 60603.


Incorporation of Certain Documents by Reference

     There are incorporated herein by reference the following documents filed with the Commission (File No. 1-4471) by Xerox pursuant to the Exchange Act:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999;

         (3) Current Reports on Form 8-K dated December 18, 1998 (filed January 29, 1999), January 25, 1999, March 26, 1999, May 13, 1999 and
     June 24, 1999;

          (4) Description of Xerox' Shareholders Rights Plan (the "Rights Plan") contained in Form 8-A filed with the Commission on April 7, 1997, as amended by Amendment No. 1 thereto filed with the Commission on January 26, 1999; and description of the Rights Agreement dated as of April 7, 1997 between Xerox and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), with respect to the Rights Plan, which is filed as Exhibit 4.10 to Xerox' Current Report on Form 8-K dated April 7, 1997. The Rights Plan and the Rights Agreement relate to the rights to Purchase Series A Cumulative Preferred Stock; and

          (5) Description of Xerox' Common Stock, contained in Amendment No. 4 on Form 8-A filed with the Commission on January 26, 1999, relating to Xerox Common Stock.

     All documents filed by Xerox pursuant to Section 13(a), 13(c), 14 (other than the information required by paragraphs (k) and (l) of ss.229.402 of Regulation S-K) or 15(d) of the Exchange Act subsequent to the date of this Pricing Supplement and prior to the termination of the offerings of the Notes offered hereby shall be deemed to be incorporated by reference into this Pricing Supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Pricing Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Pricing Supplement.

     Xerox will provide without charge to each person to whom this Pricing Supplement is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to The Customer Service Unit of State Street Bank and Trust Company, Two International Place, Boston, Massachusetts 02110, telephone: (617) 664-5750.


Historical Information

     Xerox Common Stock is traded on the NYSE under the symbol "XRX". The following table sets forth the quarterly intra-day high and low prices for Xerox Common Stock for the four calendar quarters in 1997 and 1998 and for the first and second quarter of 1999 and the third quarter of 1999 through September 7, 1999, and the closing price at September 7, 1999, adjusted for stock dividends and stock splits, all as reported by the NYSE. The historical prices of the Xerox Common Stock should not be taken as an indication of future performance. No assurance can be given that the prices of Xerox Common Stock will remain at a level which will result in the Exchange Amount, the Redemption Amount or the Maturity Amount exceeding the Principal Amount. See "Risk Factors--Payment upon Exchange".


                                                        High              Low
                                                         ($)              ($)
1997
    Quarter ended March 31............................  31.63            25.75
    Quarter ended June 30.............................  39.69            27.38
    Quarter ended September 30........................  42.56            36.34
    Quarter ended December 31.........................  44.00            34.00

1998
    Quarter ended March 31............................  53.38            33.09
    Quarter ended June 30.............................  57.50            45.16
    Quarter ended September 30........................  58.25            39.00
    Quarter ended December 31.........................  60.81            40.91

1999
    Quarter ended March 31............................  63.00            51.00
    Quarter ended June 30.............................  63.94            51.88
    Quarter ended September 30
          (through September 7).......................  60.31            43.81
    Closing price on September 7,
          1999........................................                   48.19


     Historically, Xerox has from time to time paid cash dividends on Xerox Common Stock. The Company makes no representation as to the amount of dividends, if any, that Xerox may pay in the future. In any event, holders of the Notes will not be entitled to receive any dividends that may be payable by Xerox with respect to its Common Stock.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     For a discussion of the Federal income tax consequences of ownership of the Notes, please see the discussion under "United States Taxation" in the Prospectus Supplement dated August 13, 1999. Holders who exercise their exchange rights on the Notes will be treated as if they had sold their Notes for the cash received, as described under "United States Persons--Purchase, Sale, Exchange and Retirement of Notes."

Adjustment of Exchange Amount

     If at any time Xerox makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States Federal income tax purposes and, in accordance with the adjustments described above under "Description of the Notes -- Xerox Common Stock Dividends and Extraordinary Dividends and Distributions", the Exchange Rate is increased, the amount of such increase may be deemed to be the payment of a taxable dividend to holders of the Notes.


                RELATIONSHIP WITH BANC OF AMERICA SECURITIES LLC

     In the ordinary course of its business, Banc of America Securities LLC and its affiliates have engaged, and may in the future engage, in investment banking and commercial banking transactions with the Company and its affiliates, including Xerox, and provide other financial services to the Company and its affiliates.

                                                                    Appendix I



                                EXCHANGE NOTICE


     The undersigned registered holder of       % Cash Exchangeable Equity-
Linked Notes due September 15, 2006 of Xerox Credit Corporation (CUSIP
Number       ) (the "Notes") hereby gives notice to Banc of America
Securities LLC, as Calculation Agent, of such holder's intention to exchange the Principal Amount of Notes (or portion thereof) set forth below for the cash Exchange Amount thereof.


     This Exchange Notice is given subject to the provisions of the Pricing Supplement dated September , 1999. Once given, this Exchange Notice may not be withdrawn or revoked without the consent of the Calculation Agent.



         Name of Beneficial Owner: ________________________
                 (Name of DTC participant or name of the DTC participant on whose books such Note is carried if the holder is not a DTC participant)

         Principal Amount to be Exchanged:______________________


         Date of Exchange Notice:_______________________________



                               By:_______________________________
                                      Authorized Signature



All Exchange Notices shall be by given as follows:

                 By hand:  c/o Banc of America Securities LLC
                           9 West 57th Street
                           New York, New York
                           Attention:  Equity Financial Products
                                       Group

  or by facsimile at:      (212) 583-8208
                           Attention:  Equity Financial Products
                                       Group